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PACIFIC BIOMETRICS, INC.
1370 Reynolds Avenue, Suite 119  o  Irvine, CA 92614                 [LOGO]
TEL. (714) 263-9933  o  FAX (714) 263-9939


(BW)(PACIFIC-BIOMETRICS)(PBMI)  Pacific Biometrics Announces NASDAQ Status

     Business Editors and Health/Medical Writers

     LAKE FOREST, Calif.--(BW HealthWire)--Dec. 22, 1998--Pacific Biometrics Inc. (NASDAQ:PBMI) Tuesday announced it has received notification from the Nasdaq Stock Market that it intends to delist the company's common stock and warrants (PBMI and PBMIW) from the Nasdaq SmallCap Market, effective Dec. 28, 1998 due to the company's failure to maintain compliance with its net tangible asset requirement and a minimum bid price of $1.

     Pacific Biometrics has requested an oral hearing to appeal Nasdaq's decision. Such a hearing would likely be scheduled during the first quarter of 1999. Until a decision is reached by Nasdaq's Hearing Panel, the securities will continue to be listed on the Nasdaq SmallCap Market. In the event the hearing or appeal is denied, Pacific Biometrics will seek to have its securities eligible for trading on the over-the-counter board.

     Pacific Boimetrics Inc. is an early stage company engaged in non-invasive diagnostics and laboratory services to improve the detection and management of chronic diseases. The company is developing applications in diabetes and osteoporosis based on two proprietary technology platforms, the SalivaSac(R) collection device and the SweatPatch(TM).

     This news release contains forward looking statements. There can be no assurance as to when a decision will be rendered by Nasdaq's Hearing Panel or that such decision will be favorable to the company. Further, such decision may be subject to conditions or other restrictions which the company may not be able to comply with or which may make it more difficult to trade in the company's securities. An unfavorable decision will result in the immediate delisting of the company's Common Stock from Nasdaq irrespective of the company's ability to appeal such decision. Any such delisting will have an adverse impact on the liquidity of the company's securities, which may then trade on the OTC Bulletin Board or the over-the-counter market, which may make it more difficult to trade in the company's securities or liquidate an investor's holdings. Also, such delisting may make it more difficult for the company to raise additional capital.

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     CONTACT: Pacific Biometrics Inc., Lake Forest
              Ellen Rudnick, 847/205-1429
              www.pacbio.com